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                                                                    EXHIBIT 99.1




           GALILEO ANNOUNCES MANAGEMENT AND BOARD OF DIRECTORS CHANGES
                     AND ADDITIONAL COST REDUCTION MEASURES


     STURBRIDGE, MA, NOVEMBER 19, 1998 - Galileo Corporation (Nasdaq National
Market: GAEO) today announced the following changes in senior management and the board of directors:

     William T. Hanley has resigned effective immediately as President and Chief Executive Officer. He has, however, agreed to serve as a consultant to the Company for the next year. The Board of Directors has appointed W. Kip Speyer, President of Leisegang Medical, Inc., one of the Company's subsidiaries, and a director of the Company, as Acting President and Chief Executive Officer.

     Mr. Todd Davenport has been elected to the Board of Directors. Mr. Davenport founded and is currently president of Cardiant Medical Corporation, Andover, Massachusetts. He was previously president of the International Division of St. Jude Medical, Inc., and Vice President, Marketing and Sales, of Baxter Healthcare Corporation. Mr. Davenport's extensive background in the medical field is expected to benefit the Company's position in its women's health medical business.

     Stephen P. Todd has been appointed Interim Chief Financial Officer. Mr. Todd is associated with Argus Management Corporation of South Natick, Massachusetts, a financial consulting firm, which has been retained by the Company to help with the restructuring of the Company.

     The Company also announced that it has implemented a series of cost reduction measures, consisting principally of reductions in staffing at its Sturbridge, Massachusetts facility. These measures are intended to bring the Company's operating costs more in line with its current level of business.

     Galileo, along with its wholly-owned subsidiary, OFC Corporation, develops, manufactures and markets products based on its core optical and photonic technologies for applications in medical products and instruments, analytical instruments and office equipment. Leisegang Medical, a wholly-owned subsidiary, develops, manufactures, and markets women's health-related medical products. Please visit our web sites at www.galileocorp.com, www.ofccorp.com and www.leisegang.com for additional information.